A. O. SMITH CORPORATON
NEWS RELEASE		For further information contact:

MEDIA INQUIRIES: Edward J. O'Connor 414-359-4100	ANALYST/INVESTOR INQUIRIES: Craig Watson 414-359-4009	A. O. Smith Corporation P.O. Box 245008 Milwaukee, WI 53224-9508 414-359-4000 NYSE: AOS

FOR IMMEDIATE RELEASE
October 14, 2004

A. O. Smith announces third quarter results

        Milwaukee, Wis. — A. O. Smith Corporation (AOS-NYSE) today announced net earnings of $3.0 million or ten cents per share for the third quarter of 2004. As previously forecasted, operating earnings approximated break even for the quarter. The quarter’s net earnings were positively impacted by eight cents due to a revised income tax rate for the year. The tax rate has been revised primarily due to the geographic composition of the year’s earnings.

        Sales for the three-month period ended Sept. 30 were $390 million, nine percent higher than third quarter 2003 sales of $356 million.

        For the first nine months of 2004, the company earned $31.0 million or $1.04 per share compared with nine-month earnings of $39.6 million or $1.33 per share in 2003. Sales for the same nine-month period were $1.24 billion compared with $1.16 billion for the first nine months of 2003.

        “As we discussed several weeks ago, unprecedented increases in steel costs, along with cost increases for other materials and freight, have put extreme pressure on operating margins,” said Robert J. O’Toole, chairman and chief executive officer. “We are currently implementing significant price increases at both businesses to offset the impact of the cost increases,” O’Toole continued.

Electrical Products

        Third quarter sales for the manufacturer of electric motors were $216 million, more than seven percent higher than third quarter 2003 sales of $201 million. The increase in sales was driven primarily by higher sales in the pump, general industries, and ventilation and refrigeration market segments. Sales in the heating and air conditioning market segment were flat in the quarter.

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a. o. smith third quarter add l

        Operating earnings for the quarter were $12.6 million compared with earnings of $9.6 million for the same period in 2003, as the higher volumes and improved earnings from the company’s repositioning program helped offset raw material and freight cost increases.

        The company recently announced that Chris Mapes has been named president of the Electrical Products business. Mapes, who has prior industry experience, has assumed full profit and loss responsibility for the operating unit.

Water Systems

        Sales of $174 million were 12 percent higher than the third quarter of 2003 due to increased pricing and higher sales of both commercial and residential product, as well as continued strong performance in China.

        Water Systems experienced an operating loss of $2.1 million in the third quarter compared to operating income of $7.9 million in 2003. The reduction in earnings was due to the significant increases in steel costs, higher costs for other raw materials and freight, and manufacturing costs at its Ashland City, Tenn., plant. These cost increases more than offset volume and pricing gains.

Outlook

        As a result of the revised income tax rate, the company now projects current year earnings to range between $1.05 and $1.10 per share.

        A. O. Smith Corporation will broadcast a live conference call this morning at 8:30 a.m. (Eastern Time). The call can be heard on the company’s web site, www.aosmith.com. An audio replay of the call will be available on the company’s web site after the live event.

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a. o. smith third quarter add 2

Forward-looking statements

        This release contains statements that we believe are “forward-looking statements”within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “continue,” or words of similar meaning. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Factors that could cause such a variance include the following: significant increases in raw material prices; competitive pressures on the company’s businesses; instability in the company’s electric motor and water products markets; inability to generate the synergistic cost savings from the acquisition of State Industries; the inability to implement cost-reduction programs; adverse changes in general economic conditions; and the potential that assumptions on which the company based its expectations are inaccurate or will prove to be incorrect.

        Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

        A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is one of North America’s largest manufacturers of electric motors, with a comprehensive line of hermetic motors, fractional horsepower alternating current (AC) and direct current (DC) motors, and integral horsepower motors, as well as one of North America’s largest manufacturers of residential and commercial water heating equipment. The company employs approximately 17,000 people worldwide.

A. O. SMITH CORPORATION AND SUBSIDIARIES
(condensed consolidated financial statements —
dollars in millions, except per share data)

Statement of Earnings

	Three Months ended September 30		Nine Months ended September 30
	2004	2003	2004	2003
Electrical Products	$215.9	$201.2	$667.1	$641.9
Water Systems	174.0	155.2	576.6	520.0
Net sales	389.9	356.4	1,243.7	1,161.9
Cost of products sold	327.9	294.9	1,015.1	938.4

Gross profit	62.0	61.5	228.6	223.5
Selling, general and administrative	57.4	48.8	175.0	154.5
Interest expense	3.3	3.1	9.6	9.0
Other expense	0.4	0.3	0.9	0.6

	0.9	9.3	43.1	59.4
Tax (credit) provision	(2.1)	3.3	12.1	19.8

Net Earnings	$3.0	$6.0	$31.0	$39.6

Net Earnings Per Share of Common Stock (Diluted)	$0.10	$0.20	$1.04	$1.33

Average Common Shares Outstanding (000's
omitted)	29,856	29,780	29,894	29,653

A. O. SMITH CORPORATION
Balance Sheet
(dollars in millions)

	September 30 2004	December 31 2003
ASSETS:
Cash and cash equivalents	$21.8	$18.7
Receivables	273.0	236.7
Inventories	261.6	247.0
Deferred income taxes	12.6	14.3
Other current assets	28.2	31.0

Total Current Assets	597.2	547.7
Net property, plant and equipment	347.2	358.7
Goodwill and other intangibles	311.6	310.9
Other assets	64.9	62.6

Total Assets	$1,320.9	$1,279.9

LIABILITIES AND STOCKHOLDERS' EQUITY:
Short-term debt	$--	$96.8
Trade payables	148.2	144.5
Accrued payroll and benefits	33.7	30.5
Product warranty	17.7	18.9
Long-term debt due within one year	8.6	8.6
Other current liabilities	35.8	39.3

Total Current Liabilities	244.0	338.6
Long-term debt	286.4	170.1
Other liabilities	102.4	105.5
Pension liability	57.0	61.6
Deferred income taxes	32.8	27.9
Stockholders' equity	598.3	576.2

Total Liabilities and Stockholders' Equity	$1,320.9	$1,279.9

A. O. SMITH CORPORATION
STATEMENT OF CASH FLOWS
(dollars in millions)

	Nine Months ended September 30
	2004	2003
Operating Activities
Continuing
Net earnings	$31.0	$39.6
Adjustments to reconcile net earnings
to net cash provided by operating activities:
Depreciation & amortization	40.0	38.7
Net change in current assets and liabilities	(43.2)	(49.0)
Net change in noncurrent assets and liabilities	(2.7)	(2.5)
Other	1.0	(0.7)

Cash Provided by Operating Activities	26.1	26.1

Investing Activities
Acquisition of business	(2.3)	(3.1)
Capital expenditures	(29.5)	(28.1)

Cash Used in Investing Activities	(31.8)	(31.2)

Financing Activities
Long-term debt incurred	21.7	50.0
Long-term debt retired	(2.1)	(32.3)
Other stock transactions	3.0	2.6
Dividends paid	(13.5)	(12.5)

Cash Provided by Financing Activities	9.1	7.8
Discontinued
Cash Used in Discontinued Operations	(0.3)	(0.1)

Net increase in cash and cash equivalents	3.1	2.6
Cash and cash equivalents - beginning of period	18.7	32.8

Cash and Cash Equivalents - End of Period	$21.8	$35.4

A. O. SMITH CORPORATION AND SUBSIDIARIES
Business Segments
(dollars in millions)

	Three Months ended September 30		Nine Months ended September 30
	2004	2003	2004	2003
Net sales
Electrical Products	$215.9	$201.2	$667.1	$641.9
Water Systems	174.0	155.2	576.6	520.0

	$389.9	$356.4	$1,243.7	$1,161.9

Operating earnings
Electrical Products	$12.6	$9.6	$47.1	$45.9
Water Systems	(2.1)	7.9	25.4	37.7

	10.5	17.5	72.5	83.6
Corporate expenses	(6.3)	(5.1)	(19.8)	(15.2)
Interest expense	(3.3)	(3.1)	(9.6)	(9.0)

Earnings before income taxes	0.9	9.3	43.1	59.4
Tax (credit) provision	(2.1)	3.3	12.1	19.8

Net earnings	$3.0	$6.0	$31.0	$39.6